Exhibit 99.2

Parker & DenisonStronger Together December 8, 2003

2 $180 million annual revenues High performance fluid power systems for industrial and mobile hydraulics Critical mass & strong profits in Europe; expansion opportunities in Asia-Pacific Supports Total Parker Solutions & Systems Adds highly engineered products to Parker’s existing hydraulics offering Parker to acquire Denison cash ($56.2 M as of Sept. 30, 2003) Denison Strategic Acquisition

Value Around the Globe

4 Europe 61% Asia Pacific14% Denison Geographic Sales North America25%

5 military Marine &vessels Commercialsea Mobile Agriculture Refuse Utility drilling Construction & Mining Industrial Segments Market Tools Molding Handling Denison Machine Injection Material

6 Denison Market Sales

7 Denison Strategic Complement

8 Denison Financial Performance 2002 Annual Report

9 Denison Financial Performance 2002 Annual Report

10 Denison Financial Performance 2002 Annual Report

11 Increase market share in industrial and mobile hydraulics segments Integrated hydraulic systems capabilities Enhance hydraulics systems engineering capabilities Expand piston pump technology Access to premier line of vane pumps Market segments such as marine, military Denison Acquisition Rationale

12 Profitable European business model Joint venture in China Expand operating base in Japan Denison Acquisition Rationale

13 Growth savings + savings synergies engineering network Value procurement systems distribution = integration overhead coordination integration expansion Parker Lower Leveraged R&D Global Total Broader Immediate – – Further – – – Synergies

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industrial markets, and the company’s the date of this disclosure, and Forward-Looking Statements: Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks, including the ability to successfully consummate the announced transaction. All statements regarding future performance, earnings projections, events or developments are forward- looking statements. It is possible that the future performance of the company may differ materially from current expectations depending on economic conditions within its ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment projections. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of undertakes no obligation to update them.

and Exchange Commission This presentation is neither an offer to purchase nor a solicitation of an offer to sell securities of Denison. At the time the expected tender offer is commenced, Parker-Hannifin Corporation will file tender offer materials with the Securitieswill file a solicitation/recommendation statement should read this information carefully before making any decisions free of charge. In addition, all of these materials will be available free of . (the “SEC”) and Denison International plcwith respect to the tender offer. The tender offer materials, including an offer to purchase, a related letter of transmittal and other offer documents, and thesolicitation/recommendation statement will contain important information. Shareholders of Denison International plcabout the tender offer. The tender offer materials, certain other offer materials, and the solicitation/recommendation statement will be sent to all shareholders of Denison International plccharge on the SEC’s website at www.sec.gov